UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 29, 2012

 LookSmart, Ltd.
(Exact name of registrant as specified in its charter)

Delaware	000-26357	13-3904355
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 California Street, Suite 324
San Francisco, CA 94105
(Address of principal executive offices, with zip code)

(415) 348-7000
(Registrant’s telephone number, including area code)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On November 29, 2012, Looksmart, Ltd. (the “Company”) received a letter from the Listing Qualifications Group of the Nasdaq Stock Market (“Nasdaq”) notifying the Company that it has been granted an additional 180-day compliance period, or until May 28, 2013, to regain compliance with the $1.00 per share minimum closing bid price requirement. The new compliance period is an extension of the initial 180-day period provided for in Nasdaq’s deficiency notice to the Company, dated June 1, 2012.

The Company may regain listing compliance by maintaining a closing bid price of its common stock of at least $1.00 per share for a minimum of 10 consecutive business days at any time before May 28, 2013. If, pursuant to Marketplace Rule 5810(c)(3)(A), the Company meets the outlined requirements, Nasdaq will provide written confirmation to the Company that it complies with Marketplace Rule 5550(a)(2), unless Nasdaq exercises its discretion to extend this 10-day period pursuant to Listing Rule 5810(c)(3)(F). If compliance is not demonstrated within the applicable compliance period, Nasdaq will notify the Company that its securities will be delisted from the Nasdaq Capital Market. The Company may appeal Nasdaq’s determination to delist its securities to a Hearings Panel, but there can be no assurance that such an appeal would be successful.

Effective December 3, 2012, the Company’s securities were transferred from the Nasdaq Global Market to the Nasdaq Capital Market. During the additional 180-day period described above and any appeal process, shares of the Company’s common stock will trade on the Nasdaq Capital Market.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LookSmart, Ltd.
(Registrant)

By:	/s/ William F. O’Kelly
William F. O’Kelly
Chief Financial Officer

Date: December 4, 2012